Exhibit 10.2

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

FUEL DISTRIBUTION AND SUPPLY AGREEMENT

Between

WESTERN REFINING WHOLESALE, LLC

And

WESTERN REFINING SOUTHWEST, INC.

Dated as of October 15, 2014

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

TABLE OF CONTENTS

1.	Term	1
2.	Fuel Sales	1
3.	Shortfall Payment and Pricing Adjustments	2
4.	Volume Increases	4
5.	Products; Terms of Sale	4
6.	Allocations	4
7.	Credit Cards	5
8.	Trademarks	6
9.	Customer Service and Complaints	8
10.	Quality, Specification or Name of Product	8
11.	Force Majeure; Failure To Perform	8
12.	Purchaser’s Insurance Requirements	9
13.	Suspension of Deliveries; Termination	9
14.	Other Provisions	10

Schedule 1: List of Initial WNR Stores and Cardlock Outlets

EXHIBITS

A	Commodity Schedule

B	Additional Sales Terms

C	Increased Commitment Fee Calculation

D	Tracking Account Illustration

i

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

FUEL DISTRIBUTION AND SUPPLY AGREEMENT

This Fuel Distribution and Supply Agreement (this “Agreement”) is dated as of October 15, 2014 (the “Effective Date”), and is made and entered into by and between Western Refining Wholesale, LLC, a Delaware limited liability company (“Seller”), and Western Refining Southwest, Inc., an Arizona corporation (“WRSW” and, collectively with all of its divisions, subsidiaries or affiliates, other than the Partnership (as defined below) and its subsidiaries, “Purchaser”). Seller and Purchaser are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is a wholly-owned subsidiary of Western Refining Logistics, LP, a Delaware limited partnership (the “Partnership”).

WHEREAS, the Partnership, Western Refining Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), WRSW and Western Refining, Inc., a Delaware corporation (“WNR”), have entered into a Contribution, Conveyance and Assumption Agreement of even date herewith in which the Partnership and WRSW agreed to enter into a fuel distribution agreement for the exclusive right and obligation of the Partnership to distribute motor fuels sold by the Purchaser at the WNR Sites (defined below) pursuant to the terms of this Agreement.

WHEREAS, WRSW, Western Refining Company, L.P., a Delaware limited partnership (“WRC”), and Seller have entered into a Product Supply Agreement of even date herewith (the “Product Supply Agreement”), pursuant to which WRSW and WRC have agreed to provide certain volumes of Product (as defined therein) to Seller.

In consideration of the mutual promises herein contained, the Parties hereby agree as follows:

1. Term.

(a) Unless earlier terminated as provided herein, this Agreement shall be effective as of the Effective Date and will remain in effect until the ten (10) year anniversary of the Effective Date (the “Initial Term”).

(b) The Initial Term and any mutually agreed extensions thereof shall be referred to herein as the “Term”.

2. Fuel Sales.

(a) Subject to the terms and conditions set forth in this Agreement, Seller shall sell and deliver to Purchaser, and Purchaser shall purchase and accept delivery of, 645,000

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

Barrels per Month (as defined below) (as increased pursuant to Section 4, the “Committed Volume”) of branded and unbranded motor fuels required by Purchaser for resale at all WNR Stores and all Cardlock Outlets listed on Schedule 1 attached hereto (as amended from time to time, the “WNR Sites”).

(b) Purchaser shall purchase, receive and pay for such branded and unbranded motor fuels, including branded product(s) under designated trademarks, service marks, trade names, brand names, or other brand identifications (the “Proprietary Marks”) and other unbranded products, under the terms and conditions specifically set forth in the commodity schedule attached hereto as Exhibit A and made a part hereof (the “Commodity Schedule”). Seller’s counterparties under certain agreements (“Branded Marketer Agreements”), pursuant to which Seller has the right to provide branded products under each such counterparty’s Proprietary Marks (for example, Shell Oil Products, USA), and their successor(s) and assigns are each referred to hereinafter as the “Branded Marketer” and collectively as “Branded Marketers”.

(c) Nothing in this Agreement grants Purchaser an exclusive territory to market and resell any petroleum products. Seller reserves the right to market and sell, and authorize others to market and sell, petroleum products in any manner Seller chooses, including through its own retail outlets or through designated wholesalers or other retailers.

(d) Purchaser shall purchase all branded and unbranded motor fuels on a Ratable Basis during each Month. Seller may restrict or deny supply of branded and unbranded motor fuels on any given day when Purchaser is not purchasing such product on a Ratable Basis; however, any such restriction imposed by Seller on any given day will not reduce the Committed Volume for that Month. Subject to this Section 2(d), Seller shall deliver the Committed Volumes.

(e) For purposes of the foregoing:

(i) “Barrel”, “barrel”, or “BBL” means a volume equal to 42 U.S. gallons at 60 degrees Fahrenheit under one atmosphere of pressure. “bpd” means Barrels per day.

(ii) “Daily Committed Volume” means the Committed Volume divided by the number of days in the applicable Month.

(iii) “Month” means a calendar month.

(iv) “Ratable Basis” means the purchase by Purchaser on a daily basis of a volume of branded and unbranded motor fuels that is less than 200% of the Daily Committed Volume.

3. Shortfall Payment and Pricing Adjustments.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(a) In any Month where Purchaser fails to purchase at least the Committed Volume of branded and unbranded motor fuels (a “Shortfall Month”), Purchaser agrees to pay to Seller an amount equal to the product of the (i) Committed Volume Shortfall and (ii) three cents ($0.03) per gallon (each a “Shortfall Payment”). Such amount shall be due within fifteen (15) days after the last day of such Shortfall Month.

(b) Any Shortfall Payments paid by Purchaser under this Agreement shall be added to a virtual tracking account (the “Tracking Account”) and will remain “available” for repayment (i.e., included in the balance of the Tracking Account) in the form of an Applicable Credit Amount (as defined below) for a period of twelve (12) Months from the end of the Shortfall Month for which such payments relate. The amount of any Shortfall Payments included in the Tracking Account will be reduced by the sum of (i) the amount of any Applicable Credit Amounts where such Applicable Credit Amounts are applied to reduce the balance of the oldest Shortfall Payment made within the previous twelve (12) Months and (ii) the amount of any Shortfall Payments that are no longer “available” for repayment because they were not “repaid” within twelve (12) Months from the end of the Shortfall Month for which they were made. An illustration of the Tracking Account calculation is set forth on Exhibit D. The funds in the Tracking Account will be available to be “repaid” by Purchaser in the form of an Applicable Credit Amount in any subsequent Overage Month (as defined below).

(c) In any Month where Purchaser purchases volumes in excess of the Committed Volume (an “Overage Month”), Seller will apply as a credit for purchases in such Month, the Applicable Credit Amount, if any, for such Overage Month; provided that, such credit will only be due if and to the extent that the Tracking Account has a positive balance.

(d) Within fifteen (15) days after the end of each Month, Seller will deliver to Purchaser a statement showing the purchases by Purchaser of branded and unbranded motor fuels during the Month just-ended and stating the amount of any Shortfall Payment or Applicable Credit Amount due for such Month.

(e) For purposes of the foregoing:

(i) “Committed Volume Shortfall” means, for any Shortfall Month, an amount (converted to gallons) equal to the difference between (A) the Committed Volume and (B) the actual amount of branded and unbranded motor fuels purchased by Purchaser during such Month. The Committed Volume Shortfall cannot be less than zero.

(ii) “Committed Volume Overage” means, for any Overage Month, an amount (converted to gallons) equal to the difference between (A) the actual amount of branded and unbranded motor fuels purchased by Purchaser during such Month and (B) the Committed Volume. The Committed Volume Overage cannot be less than zero.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(iii) “Applicable Credit Amount” means, for any Overage Month, an amount equal to the product of (A) three cents ($0.03) per gallon and (B) the amount of the Committed Volume Overage for such Month.

4. Volume Increases.

(a) Purchaser may increase its purchased volumes by up to 5 million gallons in any calendar year to service the WNR Sites or new locations. If any such increase is effected, the Committed Volume going forward shall be deemed to be increased by a correlative amount. By way of example only, if Purchaser increases its purchased volumes by 4.2 million gallons in a given calendar year, then the Committed Volume going forward shall be increased by 8,333.33 Barrels per Month.

(b) If Purchaser desires to increase its purchased volumes by more than 5 million gallons during any calendar year:

(i) Purchaser must provide notice to Seller of the locations and the aggregate amount of gallons of product that Purchaser will require at such locations; and

(ii) if Seller agrees to provide this additional supply, then, the amount of the Committed Volume shall be adjusted accordingly and Seller shall pay Purchaser an amount calculated in accordance with Exhibit C.

(c) For purposes of clarity, Purchaser agrees that any of its incremental branded and unbranded motor fuel needs will first be offered to Seller and only if Seller is unwilling to make such volumes available to Purchaser for purchase in accordance with the terms of this Agreement will Purchaser be permitted to purchase such branded and unbranded motor fuel from a third party.

5. Products; Terms of Sale. The Commodity Schedule and the additional sales terms described in Exhibit B attached hereto (the “Additional Sales Terms”) describe all of the branded and unbranded motor fuels covered by this Agreement and shall apply to all sales of branded and unbranded motor fuels by Seller to Purchaser pursuant to this Agreement.

6. Allocations. If during the Term of this Agreement, the amount of any branded and unbranded motor fuel volumes that Seller is required to deliver to Purchaser is prescribed by government rules, regulations or orders, or if for any reason Seller’s supplies of branded and unbranded motor fuel are inadequate to meet the needs of Purchaser and Seller’s other customers, Seller, in its sole discretion, may allocate branded and unbranded motor fuel to Purchaser and Seller’s other customers and any shortfall in volumes requested by Purchaser shall not be deemed to be a breach of this Agreement. In the event that Seller is unable to distribute all branded and unbranded motor fuel volumes that Purchaser desires to purchase from Seller, Purchaser may temporarily purchase from third parties its requirements of any branded and unbranded motor fuel volumes in excess of the amounts of such branded and unbranded motor fuel supplied by the Seller.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

7. Credit Cards.

(a) As long as a Branded Marketer accepts specified credit cards, fleet cards, debit cards, or other similar transaction authorization cards (the “Transaction Cards”), Purchaser shall accept and honor all Transaction Cards identified in Branded Marketer’s Transaction Card manuals or other guidelines or agreements, whether in written or electronic form (the “Branded Marketer Card Guide”), for the purchase of authorized products and services at all locations branded with Branded Marketer’s Brand.

(b) Given how the Branded Marketer Agreements are structured, the money for Transaction Card transactions at the WNR Sites may be paid directly to Seller. In such instances, those amounts will be treated as a payment by Purchaser under this Agreement. For each Transaction Card transaction not authorized, disputed by a customer, or otherwise subject to charge back under the Branded Marketer Card Guide, Seller may either charge the amount to Purchaser’s account or require Purchaser to make immediate refund to Seller, including refund by draft or Electronic Funds Transfer (“EFT”), without any deduction for any processing fee. Notwithstanding anything contained herein, Purchaser shall be entirely responsible for all amounts due and payable hereunder and will only be entitled to a credit for amounts actually received and retained (i.e. not subsequently required to be repaid or otherwise returned) by Seller from Transaction Card transactions.

(c) Purchaser acknowledges receipt of a copy of the Branded Marketer Card Guide and shall comply fully with the operating rules, terms and conditions thereof. Without limiting any rights or remedies available to Seller, if Purchaser fails to comply with this Section 7, Seller or Branded Marketer may limit or terminate Purchaser’s right to participate in Branded Marketer’s Transaction Card program or Purchaser’s right to use Branded Marketer’s Proprietary Marks.

(d) Purchaser understands and acknowledges that the Payment Card Industry Data Security Standard (as amended from time to time, the “PCI DSS”) contains clearly defined standards setting forth the duties of merchants, like the Purchaser, to secure sensitive cardholder data. Purchaser is and shall remain informed of the PCI DSS as the PCI DSS pertains to the Purchaser’s business at the WNR Sites. In addition to the requirements of the Branded Marketer Card Guide, Purchaser shall at all times during the term of this Agreement, and at its sole expense, (i) comply with the PCI DSS; (ii) cause all point-of-sale (“POS”) and other related network hardware and software at the WNR Sites to be, and remain, PCI DSS certified and compliant; (iii) regularly monitor, test, and/or assess the POS and related hardware and software at the WNR Sites pursuant to the PCI DSS; and (iv) permit Seller and/or any Branded Marketer and/or Transaction Card representative to inspect and/or test the POS and other related network hardware and software at the WNR Sites.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(e) Purchaser shall indemnify, defend and hold Seller harmless for any and all losses, fines, penalties, damages, costs or expenses including without limitation attorney’s fees, arising out of the Purchaser’s breach or violation of, or failure to comply with, (i) the PCI DSS, (ii) any other requirements imposed on the operations of Purchaser’s WNR Sites under the Branded Marketer Agreements, including any Image and Operations Guidelines (as defined below), or (iii) the Branded Marketer Card Guide. The indemnity provision contained in this Section 7(e) shall survive termination or expiration of this Agreement.

8. Trademarks.

(a) Subject to the approval of the applicable Branded Marketers, Seller grants to Purchaser the non-exclusive right to use such Branded Marketer’s Proprietary Marks, if applicable, at the WNR Sites in connection with the advertising, marketing, and resale of the branded petroleum products purchased from Seller under this Agreement. Purchaser agrees that with respect to any WNR Site where it sells the product of a Branded Marketer, petroleum products of other Branded Marketers or unbranded products will not be sold by Purchaser under such Branded Marketer’s Proprietary Marks. Purchaser understands, acknowledges, and agrees that the applicable Branded Marketers may promulgate from time to time standards, policies, guidelines, procedures, marketing programs and other requirements regarding image, signage, appearance, station operations, and other matters related to the sale of branded and unbranded motor fuels under the Proprietary Marks of such Branded Marketers (“Image and Operations Guidelines”). Purchaser shall, at its own expense, comply fully with the Image and Operations Guidelines of the applicable Branded Marketers and cause its employees to do the same.

(b) Subject to Purchaser’s approval, which shall not be unreasonably withheld, Seller shall have the right to substitute the Proprietary Marks of another Branded Marketer or any new supplier for any existing Branded Marketer for any WNR Site (each such substitute, a “Substituted Branded Marketer”). In the event of such substitution, all references to the Branded Marketer in this Agreement shall be deemed to refer to the Substituted Branded Marketer and all references to the Proprietary Marks shall be deemed to refer to the Proprietary Marks of said Substituted Branded Marketer.

(c) Purchaser shall provide at least sixty (60) days’ advance written notice to Seller if Purchaser desires to a change of brand at any WNR Site, which notice shall include the site location, address, estimated volume by product, brand and effective date of such change. Seller shall use commercially reasonable efforts to obtain authorization from the requested Branded Marketer for such brand change. If brand authorization is not obtained, Seller shall either (i) continue supplying the existing brand, or (ii) supply unbranded product, subject to Purchaser reimbursing Seller for any costs incurred by Seller as the result of any such rebranding (or attempted rebranding).

(d) In all circumstances, any costs related to branding or debranding a WNR Site will be at the expense of Purchaser, and any penalties or costs, including, but not limited to, image repayment or recapture obligation, incurred by Seller as the result of debranding a site will be passed through to Purchaser.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(e) Upon termination, nonrenewal, or expiration of this Agreement or prior thereto upon demand by Seller or Branded Marketer, Purchaser’s right to use the Proprietary Marks will terminate, and Purchaser shall discontinue the posting, mounting, display or other use of the applicable Branded Marketers’ Proprietary Marks. In the event that Purchaser fails to do so to the satisfaction of Seller or Branded Marketer, subject to applicable law, Seller and Branded Marketer (i) shall have the right to cause any and all signage, placards, and other displays bearing the Proprietary Marks to be removed from the WNR Sites; and (ii) shall have the right to use any means necessary to remove, cover or obliterate the Proprietary Marks, including entry to the WNR Sites to do so. In the event the Seller or Branded Marketer take any such action hereunder, Purchaser shall bear all costs and expenses thereof, including without limitation the costs of removing, obliterating, or covering the Proprietary Marks and attorney fees and other legal costs and expenses. Under no circumstances will Purchaser display signage bearing the Proprietary Marks of the applicable Branded Marketer at any WNR Site without the prior written approval of Seller.

(f) Purchaser acknowledges and understands that it is not an owner or a licensee of the Proprietary Marks. Purchaser shall not mix, commingle, blend, adulterate, or otherwise change the composition of any of the product(s) purchased hereunder and resold by Purchaser at a particular WNR Site under said Proprietary Marks of the Branded Marketer of such WNR Site with other products or substances in any manner.

(g) Seller and the applicable Branded Marketers are hereby given the right to enter the WNR Sites to examine at any time, and from time to time, the contents of Purchaser’s tanks or containers in which said product(s) purchased hereunder are stored and to take samples therefrom, and if in the opinion of Seller or Branded Marketer any samples thus taken are not said product(s) and in the condition in which delivered by Seller to Purchaser then Seller may at its option terminate this Agreement.

(h) Purchaser shall take no action, or otherwise do anything, or fail to do anything that will diminish, reduce, injure, dilute, or otherwise damage the value of the Proprietary Marks or trademarks or other identifications of Branded Marketer.

(i) Notwithstanding anything contained herein to the contrary, upon the termination or expiration of any Branded Marketer Agreement or Branded Marketer’s revocation of Seller’s right to use or grant the use of its Proprietary Marks, Seller may, in its sole and absolute discretion, upon sixty (60) days’ prior notice, either (a) terminate such affected WNR Sites from this Agreement, (b) substitute another Branded Marketer’s Proprietary Marks at Purchaser’s expense at such affected WNR Sites or (c) supply unbranded products at such affected WNR Sites. Seller will not be liable for the consequences of such loss.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

9. Customer Service and Complaints. While using the Proprietary Marks, Purchaser shall render appropriate, prompt, efficient, courteous service at the WNR Stores to Purchaser’s customers for such product(s) and respond expeditiously to all complaints of such customers, making fair adjustment when appropriate.

10. Quality, Specification or Name of Product. From time to time, Seller’s Branded Marketers may change the quality, grade, specifications, or availability of products covered by this Agreement and in such event Seller may change or alter the quality, grade or specifications. Seller may, in its discretion, upon giving notice to Purchaser, either change or alter (a) the quality, grade, or specifications of any product(s) covered by this Agreement or (b) the availability of any such product(s). Any such change or discontinuation shall not affect the purchase requirements set forth in the Commodity Schedule attached hereto. Seller shall give Purchaser written notice of discontinuance of the manufacture of any product(s) covered by this Agreement. This Agreement shall terminate as to such discontinued product(s) when such notice is effective.

11. Force Majeure; Failure To Perform.

(a) As soon as possible upon the occurrence of a Force Majeure (as defined below), the Party affected by such Force Majeure shall provide written notice of the occurrence of such Force Majeure (a “Force Majeure Occurrence Notice”). The Party affected by such Force Majeure shall identify in such Force Majeure Occurrence Notice the approximate length of time that such Party reasonably believes in good faith such Force Majeure shall continue.

(b) The obligations under this Agreement of the Party affected by such Force Majeure shall be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure. The Party affected by such Force Majeure shall use commercially reasonable efforts to overcome such Force Majeure but shall not be obligated under this Agreement to settle any strike or labor dispute.

(c) As soon as possible upon the cessation of a Force Majeure, the Party affected by such Force Majeure shall provide written notice of the cessation of such Force Majeure (a “Force Majeure Cessation Notice”). The Party restricted by such Force Majeure shall identify in such Force Majeure Cessation Notice the date on which such Force Majeure ceased to exist.

(d) Seller shall be under no obligation to make deliveries hereunder at any time when in Seller’s sole judgment it has reason to believe that such delivery would likely cause strikes to be called against it or cause its properties to be picketed.

(e) Seller shall not be required to make up deliveries omitted on account of any of the causes set forth in Sections 11(a) through (d).

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(f) Nothing in this Section 11 shall excuse any Party from complying with its obligations under this Agreement arising prior to the occurrence of such Force Majeure, including any obligation to make payments when due under this Agreement.

(g) Notwithstanding anything contained herein to the contrary, if (i) the Party affected by an event of Force Majeure (the “Affected Party”) is unable to resume the performance of its obligations under this Agreement within two (2) years after the event of Force Majeure despite using its commercially reasonable efforts to overcome such event in accordance with this Section 11, then the Affected Party may, upon written notice to the other Party, terminate this Agreement or (ii) the Affected Party is unable to resume performance of its obligations under this Agreement within six (6) Months after the event of Force Majeure, then the other Party may, upon written notice to the Affected Party, terminate this Agreement; provided that, in either case any payment obligations accruing up to and through the date of such termination shall remain outstanding and shall continue to be due and payable following the termination of this Agreement.

(h) “Force Majeure” means circumstances not reasonably within the control of the Parties and which, by the exercise of reasonable efforts, the Parties are unable to prevent or overcome that prevent (i) Seller from delivering products to Purchaser at the WNR Sites or (ii) Purchaser buying products, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, governmental request or requisition for national defense, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment, delays of other carriers, local or national disruptions to transportation networks or operations, fuel shortages and similar events and, as to Seller, the failure by either WRSW or WRC to provide supply under the Product Supply Agreement.

12. Purchaser’s Insurance Requirements. Purchaser shall maintain insurance policies of the type and amount as Purchaser has historically maintained. Pursuant to that certain Omnibus Agreement dated as of October 16, 2013, by and among WNR, Partnership, General Partner, Seller, WRSW, and WRC (the “Omnibus Agreement”), it is currently anticipated that WNR or one of its affiliates will provide Purchaser with all necessary insurance coverage and Purchaser shall reimburse WNR for the insurance premiums as set forth therein. To the extent that WNR fails or otherwise is no longer obligated to provide such insurance coverage pursuant to the Omnibus Agreement, Purchaser agrees to purchase replacement policies at its sole cost and expense. The insurance required hereunder in no way limits or restricts Purchaser’s obligations under law or this Agreement as to indemnification of Seller.

13. Suspension of Deliveries; Termination.

(a) Seller may suspend deliveries or terminate this Agreement if Purchaser: (i)(A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

Applicable Law, or has any such petition filed or commenced against it, and, with respect to any involuntary filings, such filing has not been dismissed within sixty (60) days (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, and, with respect to any involuntary appointment, such appointment has not been dismissed within sixty (60) days; (ii) breaches any provision of this Agreement; or (iii) loses its charter or is otherwise prevented from doing business in accordance with applicable law.

(b) With one hundred eighty (180) days’ advance written notice, Purchaser may terminate this Agreement if Seller fails to cure a material breach within sixty (60) days of being notified in writing by Purchaser of such breach.

(c) Purchaser agrees not to engage in or permit any illegal or improper act or conduct, on or about the WNR Sites, which act or conduct is detrimental to Seller or any member of the public. Subject to any other requirements of law, at the option of Seller, Seller may cease deliveries to the applicable WNR Sites until the illegal acts or conduct have been remedied to the satisfaction of Seller and the applicable Branded Marketers or terminate this Agreement with respect to the applicable WNR Site without further notice, (i) upon the failure of Purchaser to desist from any such further acts or conduct after notice from Seller to do so, or (ii) upon Purchaser’s failure to pay any amount when and as due within forty-eight (48) hours of notice of such, and no forbearance, course of dealing, or prior payment shall affect these rights of termination.

(d) Termination of this Agreement by either Party for any reason shall not relieve any party of any obligation theretofore accrued under this Agreement. Sections 8(e) and 13 shall survive the execution and delivery and termination or expiration of this Agreement.

14. Other Provisions.

(a) Confidentiality.

(i) Each Party agrees that it will keep any and all Confidential Information of the other Party strictly confidential and that it will take such steps to protect such Confidential Information as it normally takes to preserve and safeguard its own Confidential Information. Each Party agrees that, without the prior written consent of the other Party, it will not: (A) disclose Confidential Information of the other Party in any manner whatsoever, in whole or in part; (B) use any Confidential Information of the other Party other than in connection with the transaction(s) that is the subject of this Agreement; or (C) transmit the Confidential Information of the other Party to any of its officers, directors, employees, affiliates, agents or representatives who (x) are not aware of the

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

confidential nature of such information, or (y) do not need to know the Confidential Information for the sole purpose of assisting with the transaction(s) (collectively, its “Representatives”). Each Party shall be responsible for the breach of this Section 14(a)(i) by any of its Representatives.

(ii) For purposes of this Agreement, “Confidential Information” shall mean all information, documents, data or materials that is now or in the future provided, acquired or received directly or indirectly by a Party or its agents, employees or contractors either in writing, orally or by observation, relating to the business or operations of other Party or its affiliates, including but not limited to the pricing of product, design, planning, operation or maintenance of the other Party’s equipment, products and business; formulas or process parameters relating to the other Party’s products or proposed products; plans for expansion; information relating to research, development, invention, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling not generally known in the industry in which the other Party is engaged; any other data, samples, material and/or information specifically identified by the other Party as “Confidential”; and any and all other data, information, findings, documents or other materials arising from or relating to the other Party or the transaction(s) or any work or services performed by it for the other Party, regardless of whether such Confidential Information is generated solely by or as a result of any of its activities; except that Confidential Information shall not include any information that (i) was, at the time of disclosure to the receiving Party, in the public domain; (ii) after disclosure to the receiving Party, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation; (iv) was received after disclosure to the receiving Party from a third party (other than the disclosing Party’s Affiliates or subcontractors) that was not bound by any duty of confidentiality; or (v) was independently developed by the receiving Party without the use of the Confidential Information of the disclosing Party.

(b) Notices.

(i) Notices, correspondence, invoices, as applicable, and all other communications related to this Agreement shall be addressed as follows:

to Seller at:

1250 W. Washington Street, Suite 101

Tempe, Arizona 85281

Attn: President of Wholesale

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

and to Purchaser at:

1250 W. Washington Street, Suite 101

Tempe, Arizona 85281

Attn: General Counsel

With a copy to:

1250 W. Washington Street, Suite 101

Tempe, Arizona 85281

Attn: President of Refining & Marketing

(ii) All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (A) if by transmission by facsimile or hand delivery, when delivered; (B) by e-mail on the next Business Day after delivery, if receipt is confirmed, (C) if mailed via the US Postal Service, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; or (D) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid.

(iii) Each Party shall have the right, from time to time, to designate a different address by written notice given in conformity with this Section 14(b).

(c) Entire Agreement. This Agreement and the attached Exhibits constitutes the entire agreement between the Parties and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements, and understandings, whether oral, written, expressed, or implied, with respect to the subject matter hereof.

(d) Construction. Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice-versa, (ii) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (iii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iv) references to Exhibits or Schedules refer to the Exhibits or Schedules attached to this Agreement, each of which is made a part hereof for all purposes; (v) the term “include”, “includes”, “including” or words of like report shall be deemed to be followed by the words “without limitation”; (vi) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (vii) references to money refer to legal currency of the United States of America; and (viii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Dispute Resolution; Governing Law; Jurisdiction.

(i) This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

(ii) THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN HARRIS COUNTY, TEXAS, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES ARISING OUT OF THIS AGREEMENT, OTHER THAN A DISPUTE SUBJECT TO SECTION 15(e)(iv), AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(iii) EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

(iv) Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, between the Parties, arising out of, connected with, or relating in any way to this Agreement or the obligations of the Parties hereunder, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), shall be resolved solely and exclusively in accordance with the procedures specified in this Section 14(e). The Parties shall attempt in good faith to resolve any Dispute by mutual discussions within thirty (30) days after the date that one Party gives written notice to the other Parties of such a Dispute in

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

accordance with Section 14(b). If the Dispute is not resolved within such thirty (30) day period, or such longer period that may subsequently be agreed to in writing by the parties to the Dispute, the Dispute shall be finally settled by arbitration administered by JAMS, Inc. (“JAMS”) under its Comprehensive Arbitration Rules & Procedures, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held in Houston, Texas, and presided over by three arbitrators. If the Dispute is not settled within the above operative time period, the Party providing the aforesaid notice or the Parties receiving such notice may initiate the arbitration with JAMS. The Party who initiates the arbitration with JAMS shall also provide notice to JAMS and the opposing Party at the time of the initiation of the arbitration of the name of the Party selected arbitrator. The opposing Party shall file their answering statement with JAMS within forty-five (45) days of their receipt of the notice of filing from JAMS. The name of their party appointed arbitrator shall be included in such answering statement. The two Party-appointed arbitrators shall select a third arbitrator, who shall serve as the chairperson. The arbitration award shall identify whether there is a prevailing party in the arbitration and include an award in favor of such prevailing party and against each losing party, jointly and severally, for costs and expenses, including the actual litigation fees and costs (including reasonable attorney fees) the prevailing party incurred, excluding any contingent or deferred fees and costs. This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any Party.

(f) Cooperation. Each Party will cooperate fully with the other and provide such further information as may be reasonably necessary to fulfill the objectives in this Agreement.

(g) Gifts. No director, employee or agent of Purchaser or of any subcontractor or vendor of Purchaser shall give or receive any commission, fee, rebate, or gift or entertainment of significant cost or value in connection with this Agreement, or enter into any business arrangement with any director, employee or agent of Seller or its parent or affiliated entities other than as a representative of Purchaser, without Seller’s prior written agreement. Purchaser shall promptly notify Seller of any violation of this Section 14(h).

(h) Amendments. No amendment or modification of the terms of this Agreement shall be binding unless in writing and signed by each Party.

(i) Waiver. No waiver of any right, power, or privilege hereunder shall be binding upon any Party unless in writing and signed by or on behalf of the Party against which the waiver is asserted.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(j) Assignment. Neither Party shall assign any of its rights or obligations under this Agreement without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however: that either Party may assign this Agreement without the consent of the other Party to an affiliate or in connection with a sale of all or substantially all of the assets of such assigning Party. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(k) Severability. Any term or provision of this Agreement that is held to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(l) No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(m) Counterparts. This Agreement may be executed in one or more counterparts, any or all of which shall constitute one and the same instrument. Either Party, at its option, may supply any document required by or referenced in this Agreement in either paper or electronic form (including, but not limited to, an electronically imaged, faxed, photocopied, or online posted version), and any such version shall be sufficient for all purposes under this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WESTERN REFINING WHOLESALE, LLC

By:	/s/ Matthew L. Yoder
Name:	Matthew L. Yoder
Title:	Senior Vice President – Operations

WESTERN REFINING SOUTHWEST, INC.
(on behalf of itself, and all of its divisions, subsidiaries, and Affiliates (other than the Partnership))

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	President – Refining and Marketing

[Signature Page for Fuel Distribution and Supply Agreement]

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

SCHEDULE 1

LIST OF INITIAL WNR STORES AND CARDLOCK OUTLETS

*** [eight pages omitted]

Schedule 1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

EXHIBIT A

COMMODITY SCHEDULE

This Commodity Schedule is attached to, and made a part of, a Fuel Distribution and Supply Agreement between Purchaser and Seller dated October 15, 2014 (the “Agreement”). Unless otherwise indicated, the capitalized terms used in this Commodity Schedule shall have the same meaning used in the Agreement.

1. Products. All motor fuel products allowed by law to be sold to the general public including branded (to the extent Seller may obtain such branded product) and unbranded motor fuels and shall include, but not limited to, unleaded gasoline, plus unleaded gasoline, supreme unleaded gasoline, diesel fuel. Gasoline products shall include conventional, reformulated and ethanol blended motor fuels.

2. Control. Purchaser is an independent business with the exclusive right to direct and control the business operation at the WNR Sites, including the establishment of the prices at which products are sold.

3. Quantity. All of Purchaser’s requirements for branded and unbranded motor fuels, for delivery upon reasonable notice to Seller at the WNR Sites or as otherwise reasonable directed in writing by the Purchaser.

4. Delivery. Delivery shall be complete on unloading of the tank wagon or transport truck at the designated delivery point (e.g., Purchaser’s retail location).

5. Title. Title to product covered under the Agreement shall pass to Purchaser as it is delivered to Purchaser’s tanks or other storage containers.

6. Risk of Loss. Risk of loss of product shall pass to Purchaser as it is delivered to Purchaser’s tanks or other storage containers.

7. Price.

(a) The Seller’s price per gallon to be paid by Purchaser shall be Seller’s net cost per gallon at the applicable terminal in effect at the time loading commences, plus (i) all applicable taxes and all fees, including State loading and environmental fees, if any, (ii) the cost of transporting the product to Purchaser and (iii) plus Seller’s Margin per gallon as set forth below. Seller will supply branded locations and charge licensing fees, additive costs and apply rebates and incentives as a direct pass through to Buyer and Buyer shall pay all such fees and costs.

Exhibit A

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(b) Seller’s net cost per gallon shall be determined based on the prices paid under the Product Supply Agreement. All prices charged by Seller are subject to the provisions of applicable law.

(c) “Seller’s Margin” means, for volumes purchased at WNR Sites pursuant to this Agreement, an amount equal to three cents ($0.03) per gallon.

Exhibit A

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

EXHIBIT B

ADDITIONAL SALES TERMS

Capitalized terms used but not defined in this Exhibit B have the meanings given to them in the Agreement.

1. Invoicing/Payment.

(a) The price of the product(s) covered by the Agreement shall be as stated in the Commodity Schedule attached to the Agreement as Exhibit A. Purchaser shall initially pay ***, which may be shortened or lengthened (provided no longer than thirty (30) days) as necessary to be concurrent with Seller’s applicable payment due date to Branded Marketer, by way of EFT, or such other means approved by Seller, for all goods delivered to Purchaser hereunder.

(b) Purchaser will establish a commercial account with a financial institution that provides EFT services and will authorize Seller to initiate transfers of funds between Purchaser’s account and Seller’s accounts for payment of all amounts due to Seller under this Agreement. Should any EFT transaction be rejected by Purchaser’s financial institution for any reason, Seller may, at its sole discretion, require subsequent payments be made in cash or by other means satisfactory to Seller.

(c) If at any time the financial responsibility of Purchaser shall become impaired or unsatisfactory to Seller, or should Purchaser be in arrears in his accounts with Seller, Seller may require, as a condition of making further deliveries under this Agreement, payment by Purchaser of all past due accounts and cash payment prior to, or upon, all such future deliveries or may require Purchaser to provide to Seller adequate assurance of its performance.

(d) All past due payments hereunder shall bear interest from the date due until the date paid at the rate of one and one-half percent (1  1/2%) per Month or at the maximum rate authorized by law, whichever is less. Purchaser shall pay all Seller’s costs (including court costs and reasonable attorney’s fees) of collecting past due payments. Accounts that are past due will be ineligible for applicable allowance, deductions, or discounts, if any.

2. Taxes. When applicable laws, ordinances, regulations and other governmental directives (hereinafter referred to as the “laws”) permit, Purchaser shall assume and be responsible to the proper governmental units for any and all federal, state, and local taxes, excise, charges and inspection and other fees (hereinafter referred to as “taxes”) now or hereafter imposed by any governmental agency or authority that may be applicable to the sale, delivery or transportation of the branded and unbranded motor fuels (“Products”) sold hereunder. In those cases in which the laws impose upon Seller the obligation to collect or pay such taxes, Seller shall pay the amounts for which Seller shall be liable, however Purchaser shall reimburse to Seller the amount of any such taxes paid by Seller, as any such payment is not included in the

Exhibit B

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

prices for Products otherwise herein provided for, and shall be in addition thereto. If any such payment is prohibited by existing or future act or request of a governmental authority or person purporting to act with governmental authority, Seller shall have the right to terminate this Agreement upon thirty (30) days’ notice to Purchaser. If Purchaser is entitled to purchase Products free of any such tax, or at a reduced rate of tax, Purchaser shall furnish to Seller proper exemption certificates, or other required documentation, to cover such purchase or purchases.

3. Quantity and Inspection. Unless otherwise agreed, quantities delivered to Purchaser shall be determined into or from tank wagon or transport trucks according to meters at Seller’s facility or standard tank car tables. Either party may require that Product quantity and quality be determined by a jointly-selected, licensed petroleum inspector, whose findings shall be conclusive. Customary inspection costs shall be shared equally, but additional services shall be paid for by the party requesting them. Objections to measurement, including claims for shortage, for quantities delivered from Seller’s facility must be made to Seller within ten (10) calendar days from the date of delivery. All volumes of delivered Product(s) shall be corrected for temperature to 60 degrees Fahrenheit. This correction shall be made for any petroleum Products delivered hereunder in accordance with ASTM D-1250, Table 6B in its latest revision. All measurements and/or tests shall be made in accordance with the latest standards or guidelines published by the American Petroleum Institute or ASTM International (“ASTM”).

4. Inspection of Records; Audit. Seller and Branded Marketer have a right to inspect Purchaser’s operation of the businesses at the WNR Sites and to verify that Purchaser is complying with (a) all its contractual obligations contained in this Agreement; and (b) all federal, state and local laws and regulations pertaining to the environmental protection and trademark use. Purchaser shall permit Seller and Branded Marketer to enter the WNR Sites unimpeded to review and audit all station records including, but not limited to, all records of deliveries, sales and inventory reconciliation, to take samples of branded and unbranded motor fuels stored at the WNR Sites, and to inspect equipment. Seller and Branded Marketer may, at any reasonable time and without prior notice, conduct a walk through and visual inspection of the WNR Sites.

5. Compliance With Laws. Purchaser shall comply with all laws, statutes, regulations, ordinances, and rules of all applicable governmental authorities with respect to the operation of its business at the WNR Sites. It is the intention of neither Party to violate statutory nor common law and if any provision of this Agreement is in violation of any law, such provision shall be inoperative and the remainder of this Agreement shall remain binding upon the Parties.

6. Safety and Health. Purchaser acknowledges receipt of Seller’s Material Safety Data Sheet for the Product and is aware of the known hazards and risks in handling the Product. Purchaser shall take all necessary steps to inform its employees, agents, and customers of any hazards and risks associated with use or handling of the Product including distribution of the Material Safety Data Sheet.

Exhibit B

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

7. Warranties.

(a) THE SELLER WARRANTS THAT THE PRODUCT SOLD IS OF THE KIND AND QUALITY DESCRIBED IN THIS AGREEMENT, AND THAT SELLER HAS GOOD TITLE TO THE PRODUCT. THIS WARRANTY IS EXCLUSIVE AND IS IN LIEU OF ANY OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO DESCRIPTION OF THE PRODUCT, QUALITY OF THE PRODUCT, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF FITNESS FOR A PARTICULAR USE OR OTHER WARRANTY OF QUALITY, WHETHER EXPRESS OR IMPLIED. PURCHASER ACKNOWLEDGES THAT SELLER SHALL IN NO WAY BE RESPONSIBLE OR LIABLE TO PURCHASER OR ANY OTHER PARTY FOR ANY USE OF THE PRODUCT. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS NOT AND DOES NOT RELY ON SELLER’S SKILL OR JUDGMENT WITH REGARD TO THE SELECTION OF THE PRODUCT AS FIT OR SUITABLE FOR ANY PARTICULAR PURPOSE. PURCHASER’S EXCLUSIVE REMEDY FOR ANY AND ALL LOSSES AND OTHER DAMAGE RESULTING FROM SALE OF PRODUCT PURSUANT TO THE AGREEMENT, ANY SPECIAL PROVISIONS AND THESE GENERAL TERMS AND CONDITIONS, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE OR STRICT LIABILITY SHALL BE LIMITED, AT SELLER’S OPTION, EITHER TO REPLACEMENT OF THE PRODUCT OR REFUND OF THE PURCHASE PRICE FOR THE NONCONFORMING PRODUCT.

(b) Should it appear that Seller furnished nonconforming Product, Purchaser must provide written proof thereof in sufficient detail for Seller to evaluate the claim within ten (10) calendar days of the date of delivery. Seller retains the right to test any sample of the Products taken, to inspect the facility from which the sample was taken or to take its own sample of any allegedly defective or off specification Products.

8. Indemnification. Neither Seller nor Branded Marketer shall be liable to Purchaser or to any other person for any damage to or loss of property, or for injury to or death of persons, or for the violation by Purchaser or any other person, of any governmental statute, law, regulation, rule, or ordinance, arising from the operation or activities of Purchaser or any other person pursuant to this Agreement. Purchaser shall indemnify, protect, defend, and save Seller, the Partnership and Branded Marketer harmless from and against any and all losses, claims, liabilities, environmental cleanup costs, fines, penalties, suits and actions, judgments and costs, including attorneys’ fees and the costs of litigation, which shall arise from or grow out of any injury to or death of persons, or damage to or loss of property, or violation by Purchaser or any other person, of any governmental statute, law, regulation, rule, or ordinance, directly or indirectly resulting from, or in any way connected with (i) Purchaser’s performance of this Agreement, (ii) operation of Purchaser, or activities of any other person, at the WNR Sites, or (iii) the condition of the WNR Sites or of the adjoining streets, sidewalks or ways, irrespective of whether such injury, death, damage or loss is sustained by Purchaser or any other person, firm or corporation which may seek to hold Seller liable. The existence or non-existence of any

Exhibit B

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

insurance that may be required under this Agreement will not limit Purchaser’s indemnity or other obligations under this Agreement. This indemnity shall survive the termination or nonrenewal of this Agreement.

9. Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE AGREEMENT, AND NOTWITHSTANDING KNOWLEDGE, IF ANY, OF A PARTY OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, FOR ANY LOST PROFITS, OR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR INDIRECT DAMAGES OR LOSSES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, FROM SALE OF PRODUCT UNDER THE AGREEMENT OR FROM THE USE OR RESALE THEREOF, HOWEVER SAME MAY BE CAUSED AND REGARDLESS OF THE SOLE OR CONCURRENT NEGLIGENCE OF THE OTHER PARTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF, OR OTHERWISE COULD HAVE ANTICIPATED THE POSSIBILITY OF, SUCH DAMAGES OR LIABILITIES IN ADVANCE. THE PARTIES AGREE THAT THE RESTRICTIONS AND LIMITATIONS ON DAMAGES CONTAINED IN THIS AGREEMENT DO NOT DEPRIVE THE PARTIES OF MINIMUM ADEQUATE REMEDIES AS CONTEMPLATED IN TEXAS UCC SECTION 2-719. The foregoing limitation is not intended and shall not limit any damages incurred by any third party and covered under any indemnity hereunder.

10. Survival of Obligations. Obligations arising under paragraphs 2, 4, 6, 8 and 9 shall survive termination of the Agreement.

Exhibit B

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

EXHIBIT C

INCREASED COMMITMENT FEE CALCULATION

***

Exhibit C

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

EXHIBIT D

TRACKING ACCOUNT ILLUSTRATION

	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12	Month 13
Volume (shortfall) / Surplus (millions $)	($10)	$0	($3)	$1	$0	$0	$0	$0	$0	$0	$0	$4	$4
Payment to Seller from Purchaser	$10	$0	$3	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Credit to Purchaser from Seller	$0	$0	$0	$1	$0	$0	$0	$0	$0	$0	$0	$4	$3
Aging drop off at month end	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$5	$0
“Tracking Account” at month end	$10	$10	$13	$12	$12	$12	$12	$12	$12	$12	$12	$3	$0

In Month 12, $4 goes against the Month 1 shortfall which when combined with the $1 from Month 4 makes a total of $5 that should be applied to the Month 1 shortfall payment - thus the remaining $5 of the Month 1 shortfall payment drops off. As a result, $3 would remain in the Tracking Account from Month 3.

In Month 13, $3 is still left in the Tracking Account available for “repayment” back to Purchaser.

Exhibit D